EXHIBIT 99.1

                                  News Release

CONTACT:  Jason Wright
          (212) 258-5770
                   or
          Carol Makovich
          (212) 258-5785

                   RJR NABISCO HOLDINGS CORP. ANNOUNCES TOPrS
                     TENDER OFFER AND CONSENT SOLICITATION

     NEW YORK, NEW YORK -- April 13, 1999 -- RJR Nabisco Holdings Corp. today commenced a cash tender offer and consent solicitation for any and all of the $373.75 million of 9.5% Trust Originated Preferred Securities (TOPrS) of RJR Nabisco Holdings Capital Trust II (NYSE: RNprU).

     Under the terms of the tender offer and consent solicitation, holders as of the Tuesday, April 13, 1999 record date who tender and consent will receive a fixed price of $28.00 for each TOPrS, which includes a consent payment of $.50, plus accrued and unpaid distributions for the period up to but excluding the settlement date of the offer.

     Holders as of the record date who deliver consents only will receive a consent fee of $.50 for each TOPrS. Holders who acquire TOPrS after the record date may tender each TOPrS at a fixed price of $27.50 (which does not include the consent payment), plus the accrued and unpaid distributions. This tender offer and consent solicitation will expire at 5:00 p.m. New York City time on Tuesday, May 11, 1999, unless extended or terminated by RJR Nabisco. Payment for tendered TOPrS and consents and will occur promptly after the expiration date.

     The consent covers amendments and a waiver to the TOPrS indenture to facilitate the reorganization and debt restructuring transactions of the company that are currently underway. The tender offer is dependent upon certain conditions, including completion of the previously announced sale of the international tobacco business. Full details of the terms and conditions are included in the company's Offer to Purchase and Consent Solicitation Statement for the TOPrS dated Tuesday, April 13, 1999. In the event that any condition of the tender offer is not met, RJR Nabisco is under no obligation to accept tendered TOPrS for payment.

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     Merrill Lynch & Co. (888-654-8637), Morgan Stanley Dean Witter (800-
624-1808) and Salomon Smith Barney (800-558-3745) are acting as joint dealer managers for the TOPrS tender offer and consent solicitation. In addition, soliciting dealers will be entitled to solicitation fees in connection with the transaction.

     This press release is neither an offer to purchase the securities nor a solicitation of consents. The tender offer and consent solicitation are made only pursuant to the offering documents.

     Holders who have any questions should contact the dealer managers at the telephone numbers above or MacKenzie Partners, Inc., the Information Agent, at (800-322-2885).

     RJR Nabisco Holdings Corp. (NYSE: RN) is the parent company of RJR Nabisco, Inc., an international consumer products company. RJR Nabisco's major operating company is R. J. Reynolds Tobacco Co. RJR Nabisco also owns an 80.5 percent interest in Nabisco Holdings Corp.

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